Exhibit 99.1

TG Therapeutics, Inc. Announces Appointment of Kenneth Hoberman to Board of Directors

NEW YORK, NY, December 17, 2014-- TG Therapeutics, Inc. (Nasdaq:TGTX), today announced the appointment of Kenneth Hoberman to the Company’s Board of Directors. Mr. Hoberman is currently the Chief Operating Officer of Stemline Therapeutics, Inc. (Nasdaq:STML), a publicly-traded biotechnology company and was formerly the VP, Corporate and Business Development of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a publicly-traded biotechnology company.

“We are extremely pleased to be able to add Ken to our board of directors,” said Michael S. Weiss, the Company’s Executive Chairman and Interim CEO. “Ken brings to the board a strong background in small and mid-cap biotechnology, particularly in business development and operations, skills that will be of great value to us as we continue to grow and seek to enhance our product pipeline to create best-in-class combinations for B-cell malignancies. Ken was a core member of the team that helped me build Keryx, including identifying and developing Auryxia™, Keryx’s recently approved phosphate binder, and establishing Keryx’s partnership with Japan Tobacco/Torii. I’m very excited to have the opportunity to work with Ken again, this time from the board level.”

Kenneth Hoberman Biography

Kenneth Hoberman, 49, is currently the Chief Operating Officer and Corporate Secretary of Stemline Therapeutics, Inc. where he was a key member of the founding team. He was instrumental in the company’s financings from early private, including institutional, rounds through the IPO and subsequent follow-on offerings. He has extensive financial, accounting, investor relations, corporate governance and business development experience including M&A, strategic alliances and partnerships both domestic and international. His operational expertise includes regulatory oversight, human resources, manufacturing and clinical development. He was previously Vice President of Corporate and Business Development of Keryx Biopharmaceuticals, Inc., where he was instrumental in the success of the company. He also helped secure multiple sources of capital including over $200 million in equity investments through public and private offerings. He also initiated and executed a $100 million strategic alliance and originated, negotiated and closed dozens of licensing and operational contracts, helping to grow the company’s market capitalization to over $1 billion. He also led the team that originated, in-licensed, and developed Auryxia™ which recently gained FDA approval. He received a B.S.B.A. in Finance from Boston University and completed post-baccalaureate studies at Columbia University.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. The Company also has a pre-clinical program to develop IRAK4 inhibitors, also for B-cell malignancies and autoimmune diseases. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those, anticipating results that might be achieved at higher doses of, and longer exposures to, TGR-1202, anticipating future clinical trials, the timing of commencing or completing such trials and business prospects for TG-1101 and TGR-1202 may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101 and TGR-1202; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101 and TGR-1202 will not be reproduced in additional patients or in future studies; the risk that trends observed which underlie certain assumptions of future performance of TGR-1202 will not continue, the risk that TGR-1202 will not produce satisfactory safety and efficacy results to warrant further development following the completion of the current phase 1 study; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; the risk that trials will take longer to enroll than expected; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

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CONTACT:

Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4351

Email: ir@tgtxinc.com